Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

ERGO SCIENCE CORPORATION

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation

Ergo Science Development Corporation	Nevada

Ergo Research Corporation	Nevada

Ergo Texas Holdings, Incorporated	Delaware